Exhibit 99.1

FitLife Brands Announces 2-for-1 Forward Stock Split

OMAHA, NE – February 5, 2025 -- FitLife Brands, Inc. (“FitLife” or the “Company”) (Nasdaq: FTLF), a provider of innovative and proprietary nutritional supplements and wellness products, today announced that it will be implementing a 2-for-1 forward stock split. The Company’s common stock will begin trading on a split-adjusted basis on Friday, February 7, 2025. In conjunction with the stock split, the CUSIP number for Company’s common stock will change to 33817P405.

As of February 5, 2025, immediately prior to the forward stock split, there were 4,605,108 shares of the Company’s common stock outstanding. Immediately following the forward stock split, there will be 9,210,216 shares of the Company’s common stock outstanding. The forward stock split does not change any stockholder’s percentage ownership interest or proportional voting power. Additional details about the forward stock split are included in the Form 8-K filed with the SEC by the Company on February 5, 2025.

Dayton Judd, the Company’s Chairman and CEO, commented, “The 2-for-1 forward stock split aims to enhance the daily trading volumes of our common stock and reflects our confidence in the Company’s future and our commitment to making the stock more accessible to a broader range of investors.”

About FitLife Brands

FitLife Brands is a developer and marketer of innovative and proprietary nutritional supplements and wellness products for health-conscious consumers. FitLife markets over 250 different products primarily online, but also through domestic and international GNC® franchise locations as well as through various retail locations. FitLife is headquartered in Omaha, Nebraska. For more information, please visit our website at www.fitlifebrands.com.

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